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                                                                       EXHIBIT 1

                                                            FINAL EXECUTION COPY


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This AMENDMENT NO. 1, dated as of June 25, 1998, is between TOREADOR ROYALTY CORPORATION, a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as rights agent (the "Rights Agent").


                              W I T N E S S E T H:

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of April 3, 1995 (the "Rights Agreement");

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

         NOW THEREFORE, the Rights Agreement is hereby amended as follows:

         Section 1.   Amendment of Section 1.

                  (a) Section 1 of the Rights Agreement is amended by deleting the definition of "Acquiring Person" and substituting in lieu thereof the following:

                  "'Acquiring Person' shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 22% or more of the Common Shares of the Company then outstanding; but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an Acquiring Person (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 22% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 22% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a stock split, stock dividend, recapitalization or similar transaction), then such Person shall be deemed to be an Acquiring Person, or (ii) pursuant to a Qualifying Offer.


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                  Notwithstanding anything contained in this Agreement to the contrary, any group formed among all the parties to that certain Stockholder Voting Agreement dated as of June 25, 1998, by and among the Gralee Persons (as defined therein), the Dane Falb Persons (as defined therein) and certain other stockholders of the Company, shall not be deemed an Acquiring Person."

                  (b) Section 1 of the Rights Agreement is amended by adding thereto, following the definition of "Preferred Shares" and prior to the definition of "Redemption Date", the following:

                  "'Qualifying Offer' shall mean an all-cash tender offer for all outstanding Common Shares of the Company which meets all of the following requirements:

                           (i) the Person or group making the tender offer must, prior to or upon commencing such offer, (A) have reasonably demonstrated to the Board of Directors that such Person or group has then available and has irrevocably committed in writing to the Company to utilize for purposes of the offer if consummated, and to set apart and maintain available for such purposes until the offer is consummated or withdrawn, cash or cash equivalents in an amount which will be sufficient to pay for all Common Shares outstanding on a fully diluted basis and all related expenses, or (B) have provided the Company firm written commitments from responsible financial institutions, which have been accepted by such Person or group, to provide, subject only to customary terms and conditions (which shall in no event include conditions requiring access by such financial institutions to non-public information to be provided by the Company, conditions based on the accuracy of any information concerning the Company other than such as would be the subject of representations and warranties in a public financing by the Company, or conditions requiring the Company to make any representations, warranties or covenants in connection with such financing) funds for such offer which, when added to the amount of cash and cash equivalents which such Person or group then has available and has irrevocably committed in writing to the Company to utilize for purposes of the offer if consummated, and to set apart and maintain available for such purposes until the offer is consummated or withdrawn, will be sufficient to pay for all Common Shares outstanding on a fully diluted basis and all related expenses;

                           (ii) such Person or group must own, after consummating such offer, at least two-thirds of the then outstanding Common Shares of the Company not beneficially owned by such Person or group prior to making the offer;

                           (iii) the price per Common Share offered in such offer must be at least 30% above the average daily closing prices of the Common Shares for the 20 consecutive Trading Days ending on the fourth Trading Day preceding the commencement of the offer, provided that if another tender offer for Common Shares of the Company (a "Competing Offer") is commenced during the pendency of a Qualifying Offer (the "First Offer"), such Competing Offer shall constitute a Qualifying Offer only if, in addition to satisfying the requirements of clauses (i), (ii), (iv) and (v) hereof, the per Common Share price offered in such Competing Offer is at least 10% higher than the per Common Share price offered in the

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         First Offer, provided further that in no event shall the price per
         Common Share offered in the initial offer or the Competing Offer be less than $5.00;

                           (iv) such offer must remain open for at least 60 Business Days and must be extended for at least 20 Business Days after the last increase in the price offered and after any bona fide higher alternative offer is made and shall be subject only to customary terms and conditions, which shall in no event include satisfaction of any conditions relating to the business, financial condition, results of operations or prospects of the Company other than such as are based on information publicly disclosed by the Company; and

                           (v) prior to or upon commencing such offer, such Person or group must irrevocably commit in writing to the Company and in the offer to purchase relating to the offer:

                               (A) to consummate promptly upon completion of the offer an all- cash transaction whereby all Common Shares of the Company not tendered into the offer will be acquired at the same price per Common Share paid pursuant to the offer, and otherwise not to purchase any Common Shares following completion of the offer,

                               (B) that such Person or group will not materially amend such offer, except to increase the price offered, and

                               (C) that such Person or group will not make any offer for any equity securities of the Company for six months after commencement of the original offer if the original offer does not result in the tender of the number of Common Shares required to be purchased pursuant to clause (ii) above, unless a Competing Offer which meets the conditions for a Qualifying Offer (including the proviso in clause (iii) above) is commenced by another Person or Persons not affiliated or associated with, acting in concert with, or instigated or financed by, the Person or group making the original offer or with whom the arrangement or understanding relating to the Company or any assets or securities of it or any of its Subsidiaries."

         Section 2. Amendment of Section 3. Section 3 of the Rights Agreement is amended by deleting the reference to "20%" in subsection (a) thereof, and substituting "22%" in lieu thereof.

         Section 3. Amendment of Section 23. Section 23 of the Rights Agreement is amended by deleting subsection (a) thereof and substituting in lieu thereof the following:

                    "(a) The Company may, at its option, by approval of at least 70 percent of the members of the entire Board of Directors and with the concurrence of a majority of the Continuing Directors, at any time prior to the earliest of (i) the Close of Business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then



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         outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided, however, that if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption pursuant to clause (i) of this Section 23(a) but prior to any Triggering Event, (A) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of Common Shares in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding Common Shares of the Company, and (B) there are no other Persons, immediately following the occurrence of the event described in clause (A), who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Notwithstanding anything in this Agreement to the contrary, the Rights shall not be exercisable after the occurrence of a Flip-In Event until such time as the Company's right of redemption hereunder has expired. For purposes of this Section 23, the term "Continuing Director" shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date of this Agreement or who subsequently became a director of the Company and whose initial appointment, initial election or initial nomination for election by the Company's shareholders subsequent to such date was approved by a vote of a majority of the Continuing Directors then on the Board of Directors of the Company."

         Section 4. Amendment of Section 27. Section 27 of the Rights Agreement is amended by deleting the first two sentences thereof and substituting in lieu thereof the following:

         "Prior to the Distribution Date, the Company may by approval of at least 70 percent of the members of the entire Board of the Directors, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any manner without the approval of any holders of Common Shares. From and after the Distribution Date, the Company may by approval of at least 70 percent of the members of the entire Board of Directors, and the Rights Agent shall if directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period herein or (iv) to change or supplement any other provisions, hereunder in any manner which the Board of Directors may deem necessary or desirable so long as the interests of the holders of the Rights or Right Certificates (other than an Acquiring Person or any Affiliate or Associate of an Acquiring Person) shall not be materially and adversely affected thereby; provided, however, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period governing redemption


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         of the Rights if the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the - rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or any Affiliate or Associate of an Acquiring Person)."

         Section 5. Effectiveness. This Amendment No. 1 shall be deemed effective as of June 24, 1998 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         Section 6. Miscellaneous. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment No. 1 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date and year first above written.

                                      TOREADOR ROYALTY CORPORATION


                                      By: /s/ JOHN MARK MCLAUGHLIN
                                          -------------------------------------
                                          Name: John Mark McLaughlin
                                               --------------------------------
                                          Title: Chairman
                                                -------------------------------


                                      CONTINENTAL STOCK TRANSFER & TRUST
                                      COMPANY


                                      By: /s/ WILLIAM F. SEEGRABER
                                          -------------------------------------
                                          Name: William F. Seegraber
                                               --------------------------------
                                          Title: Vice President
                                                -------------------------------





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